Exhibit 10.38

29th September, 2009
Dear Frank,

Thank you for your notification of offers pursuant to Section 7 of the Severance Agreement dated 12th November, 2008 for GBRC to purchase some of your shares in GBRC at US$0.75 and US$0.50 per share respectively. GBRC hereby confirms that it does not wish to exercise its rights of pre-emption in respect of any of the 950,000 GBRC shares that you will be entitled, as of 1st October, 2009, to deal with in accordance with Section 7 of the said Severance Agreement.

In consideration of the GBRC confirmation, you have agreed:

1.	not to sell, assign, transfer, pledge or encumber more than 20,000 shares per week commencing on and from the 28th September, 2009 and continuing for the following 78 weeks; and
2.	to withdraw the offers referred to in the first paragraph above.
3.

In addition, you confirm that the following transfers of shares will be made from the 950,000 shares referred to in the second paragraph above:

Perfect Marriage Ministries	22,000 shares
Shawn Pringle	50,000 shares
Bailey Pringle	10,000 shares
Ashlee Pringle	10,000 shares
Elyse Thompson	30,000 shares
Ryan Thompson	8,000 shares
Jennifer Thompson	10,000 shares

In all other respects, the terms and conditions (including rights and obligations) of the parties in and under the Severance Agreement remain unchanged.

This letter has no legal effect whatever unless and until you sign, date and deliver to GBRC the acknowledgment of agreement endorsed on the duplicate copy of this letter. Upon delivery of the duplicate, this agreement shall take full and final legal effect as an amendment as contemplated in Section 20 of the Severance Agreement.

I would like to take this opportunity to thank you for your co-operation on the issues raised by this letter.

Yours sincerely,

/s/ P.A. Worthington

P.A. Worthington
Acting Chairman
Global Resource Corporation

Agreed and acknowledged this 1 day of October, 2009 by FRANK PRINGLE.

/s/ Frank Pringle